Exhibit 99.1

Jones Soda Co. Reports Fiscal 2010 First Quarter Results

SEATTLE--(BUSINESS WIRE)--May 14, 2010--Jones Soda Co. (the Company) (NASDAQ: JSDA), a leader in the premium soda category and known for its unique branding and innovative marketing, today announced results for the first quarter ended March 31, 2010. The Company reported a net loss of $2.1 million, or ($0.08) per share, for the quarter ended March 31, 2010, a decrease of 18% from the first quarter 2009 net loss of $2.6 million, or ($0.10) per share.

Michael O’Brien, Chief Financial Officer, said, “Over the last 12 months we have streamlined our business by lowering overhead costs and focusing our resources on our core glass bottle business. With this focus, we have achieved improved year-over-year bottom-line results on lower case volumes and lower revenues.”

First Quarter Review – Comparison of Quarters ended March 31, 2010 and March 31, 2009

  Revenue decreased 45% to $3.9 million for the quarter ended March 31, 2010, compared to $7.1 million in the first quarter of 2009.
  Gross profit decreased to $808,000 for the quarter ended March 31, 2010, compared to $1.4 million in the corresponding period a year ago. For the quarter ended March 31, 2010, gross profit as a percentage of revenue increased to 20.8%, compared to 20.4% in the first quarter of 2009.
  Operating expenses decreased 29% to $2.9 million, compared to the corresponding period a year ago and were benefited by cost containment measures including the reductions in workforce enacted during 2009.
  Cash used in operations during the quarter decreased significantly to $2.5 million, versus cash used in operations of $4.3 million during the prior year period.

“We believe in the strength of the Jones Soda brand, but our failure to actively promote and create retail marketing programs has slowed our same-store sales in several markets. We are realigning our resources to direct targeted funding for new marketing programs and to address gaps in our core product portfolio, as well as to secure and grow larger distributor and national retail accounts. We continue to explore strategic partnerships and financing options that would be beneficial to our Company and shareholders, and give us the necessary funding to create sustained growth with our brands. The beverage business is not complex, Jones overcomplicated its model and inadvertently limited its resources to compete effectively. Our plan going forward is to support our core brands at retail and compete in proven, high-growth segments with brand ideas that connect with consumers,” commented William Meissner, President & Chief Executive Officer.

Balance Sheet

As of March 31, 2010, the Company had cash and cash equivalents of approximately $2.4 million and working capital of $6.7 million. Cash used in operations during the quarter ended March 31, 2010 totaled $2.5 million. As of March 31, 2010, inventories were $3.8 million compared to $3.7 million as of December 31, 2009.

About Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co.® markets and distributes premium beverages under the Jones Soda, Jones Pure Cane Soda®, Jones 24C®, Jones GABA®, and Whoopass Energy Drink® brands and sells through its distribution network in markets primarily across North America. A leader in the premium soda category, Jones is known for its variety of flavors and innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers. For more information visit www.jonessoda.com, www.myjones.com, and www.jonesGABA.com.

Forward-Looking Statements Disclosure

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding our efforts to explore strategic alternatives. Forward-looking statements include all passages containing words such as "aims," "anticipates," "becoming," "believes," "continue," "estimates," "expects," "future," "intends," "plans," "predicts," "projects," "targets," or "upcoming". Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of the management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect Jones Soda's actual results include, among others, its inability to achieve levels of revenue and cost reductions that are adequate to support its capital and operating requirements in order to continue as a going concern; its inability to generate sufficient cash flow from operations, or to obtain funds through additional financing or other strategic alternatives, to support its business plan; the impact of the global economic crisis, which has continued to have a greater than expected impact on the Company's business; its inability to increase points of distribution for its products or to successfully innovate new products and product extensions; its inability to establish distribution arrangements with distributors, retailers or national retail accounts; its inability to maintain relationships with its co-packers; its inability to maintain a consistent and cost-effective supply of raw materials; its inability to receive returns on its trade spending and slotting fee expenditures; its inability to maintain brand image and product quality; its inability to protect its intellectual property; the impact of current and future litigation; and its inability to develop new products to satisfy customer preferences and the impact of intense competition from other beverage suppliers. More information about factors that potentially could affect Jones Soda's financial results is included in Jones Soda's most recent annual report on Form 10-K and in the Company’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission in 2010. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, Jones Soda undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

JONES SODA CO. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (In thousands, except share data) (Unaudited)

	Three Months Ended March 31,

	2010	2009

Revenue	$3,893	$7,071
Cost of goods sold	3,085	5,626

Gross profit	808	1,445
Gross profit %	20.8%	20.4%
Licensing revenue	10	28
Operating expenses:
Promotion and selling	1,224	2,320
General and administrative	1,684	1,802

	2,908	4,122

Loss from operations	(2,090)	(2,649)
Other (expense) income, net	(4)	21

Loss before income tax	(2,094)	(2,628)
Income tax (expense) benefit	(38)	27

Net loss	$(2,132)	$(2,601)

Net loss per share, basic and diluted	$(0.08)	$(0.10)

Weighted average basic and diluted common shares outstanding	26,427,972	26,456,594

	Three Months Ended March 31,

288-ounce equivalent case sales:	2010	2009

Finished products case sales	310,700	539,300
Concentrate case sales	26,800	163,300

Total case sales	337,500	702,600

JONES SODA CO. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except share data) (Unaudited)

	March 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$2,431	$4,975
Accounts receivable	2,761	2,508
Inventory	3,816	3,711
Prepaid expenses and other current assets	458	498

Total current assets	9,466	11,692
Fixed assets	697	807
Other assets	1,024	1,035

Total assets	$11,187	$13,534

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,326	$1,397
Accrued liabilities	1,224	1,571
Taxes payable	102	69
Note payable, current portion	125	125

Total current liabilities	2,777	3,162
Note payable	188	219
Long-term liabilities — other	2	—

Shareholders’ equity
Common stock, no par value:
Authorized: 100,000,000
Issued and outstanding: 26,428,797 and 26,427,989 shares, respectively	43,926	43,925
Additional paid-in capital	5,937	5,771
Accumulated other comprehensive income	450	418
Accumulated deficit	(42,093)	(39,961)

Total shareholders’ equity	8,220	10,153

Total liabilities and shareholders’ equity	$11,187	$13,534

CONTACT:
Jones Soda Co.
Michael R. O’Brien, 206-624-3357
Chief Financial Officer
mobrien@jonessoda.com